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Exhibit 10.2

DISTRIBUTOR AGREEMENT

        THIS DISTRIBUTOR AGREEMENT ("Agreement") is made effective as of the 1st day of August, 2003 ("Effective Date") between Samsung Telecommunications America, L.P., with an address at 1130 E. Arapaho Road Richardson, Texas 75081 ("STA"), and InfoSonics Corporation, a California corporation, with an address at 6325a Lusk Boulevard, San Diego, California 92121 (hereafter called "Distributor").

        IN CONSIDERATION of the mutual promises contained herein and intending to be legally bound, STA and Distributor agree as follows:

        1.    PRODUCTS AND PRICES.    STA hereby agrees to sell to Distributor and Distributor agrees to purchase from STA certain products and accessories described in Schedule A ("Product") at the prices set forth in Schedule A, which Schedule A is attached hereto and incorporated herein by reference.

        2.    TERM.    This Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of one year ("Initial Term") unless terminated earlier as provided herein. Thereafter, it may be extended for two (2) successive one (1) year periods upon mutual agreement of the parties pursuant to the terms hereunder. In the event that STA continues to sell Product to Distributor and Distributor continues to purchase Product from STA after termination of this Agreement, those sales shall not be construed as a renewal of this Agreement or as a waiver of such termination, but all such sales shall be governed by terms identical with the provisions of this Agreement relating thereto unless the parties enter into a new agreement binding upon each party hereto and superseding this Agreement.

        3.    TERRITORY.    Distributor may resell and distribute the Products in those certain geographical areas set forth in Schedule B ("Territory"). Distributor shall not transship, sell or otherwise transfer the Products outside the Territory, nor shall Distributor knowingly sell Products to any person or entity that intends to sell the Products outside the Territory.

        4.    ROLLING FORECAST/PURCHASE ORDERS.    On the Effective Date, Distributor will deliver to STA a good-faith written six (6) months rolling forecast with the closest in time three (3) months as firm purchase orders. One month after the Effective Date, and every month thereafter through the duration of this Agreement, Distributor will deliver to STA a good-faith written six (6) months rolling forecast with the closest in time third month as firm purchase orders. The forecast shall specify the quantity of each type of Products that the Distributor expects to purchase on a month-to-month basis during the forecast period.

        5.    INVOICING/PAYMENT TERMS.    Each delivery of Products shall be invoiced separately. Payment shall be either (i) on a prepaid in full basis or (ii) Distributor shall, at Distributor's expense, obtain a Standby Letter of Credit issued by a bank reasonably acceptable to STA ("Letter of Credit"). If Distributor elects to make payment via a Letter of Credit, Distributor shall pay each invoice in full, without offset or credit, no later than thirty (30) days from the date of the invoice at the address set forth in the invoice. Invoice date shall be the date of shipment. In the event Distributor fails to make payment within such 30-day period, then STA shall be have the right to exercise its rights under the Letter of Credit and collect all sums due.

        6.    TAXES AND DUTIES.    The prices set forth herein for the Products do not include any amounts for Federal, State, or local excise, sales, use, property, retailer's, occupation, or value added tax, customs duties, or any other assessment in the nature of taxes however designated on the Products, excluding taxes on STA's income. Distributor shall pay any and all such taxes and custom duties attributable to Products purchased hereunder, and shall promptly provide to STA official receipt of payment of such sums, or a valid certificate of exemption acceptable to the appropriate taxing authority. If Distributor claims exemption from any such taxes, duties or assessments, it shall hold STA harmless from and indemnify STA against any assessments, charges or penalties of any kind levied by any taxing authority against STA.

        7.    PRICE PROTECTION.    In the event STA lowers its price on any Product, Distributor shall be entitled to such lower price ("Price Protection") if the following conditions are met: (a) Distributor purchased the product to be price protected within 30 days of the price reduction; (b) Distributor provides STA with a computer inventory printout of current in-stock inventory purchased within thirty (30) days of the price change and currently in Distributor's warehouse, excluding any inventory on hold for a sale already consummated; and (c) Distributor is current on all invoices due. If all conditions are met the Price Protection will be calculated at the lowest net price difference on applicable units after calculating all applicable discounts and credits allowed, and shall be issued in the form of a credit memo to Distributor within thirty (30) days of receipt of request and all necessary documentation from Distributor.

        8.    ORDERS.    All purchases of Products shall be initiated by Distributor's issuance of a purchase order sent in writing or, if available, via electronic data interchange. Such orders shall identify the number and type of Products desired and the requested delivery dates. STA shall use reasonable efforts to notify Distributor of the acceptance or rejection of each purchase order within ten (10) business days of its receipt. Partial shipment of an order shall not constitute acceptance of the full order. Other than as expressly provided for herein, the terms and conditions on any purchase order issued by Distributor are null and void and shall have no force and effect whatsoever.

        9.    ORDER PROCESSING.    STA reserves the right to reject any purchase order in whole or in part, and delivery of part of an order shall not obligate STA to make further deliveries. An order shall be considered accepted by STA only by one of the following means: (a) issuance of an acknowledgement in writing; or (b) shipment of Products ordered to the extent such Products are shipped.

        10.    DELIVERY AND RISK OF LOSS.    Unless otherwise agreed upon by the parties in advance, all Products shipped pursuant to this Agreement will be suitably packed for shipment in STA's standard containers, marked for shipment to Distributor at the address specified in the purchase order, and delivered to a carrier or forwarding agent selected by Distributor. If Distributor fails to select a carrier or forwarding agent, STA will make such designation in accordance with its standard shipping practices. Shipment of Products sold hereunder will be FOB the respective STA manufacturing or warehouse facility within the Continental U.S., or point of entry for products manufactured outside of the Continental U.S. ("Delivery Point"), at which time risk of loss shall pass to Distributor. All costs of freight, insurance, and any other shipping expenses from the Delivery Point, as well as any special packaging expenses requested by Distributor, shall be borne by Distributor. Delivery dates are best estimates only. Distributor's sole remedy for failure or inability to deliver Products shall be: (a) the rescheduling of the delivery date, or (b) if the delay in delivery exceeds thirty (30) days beyond the confirmed delivery date and is not the result of a force majeure event, cancellation of the order. In the event of any shortage of any Products, STA shall have the right to allocate available Products or models among its customers in such a manner as STA deems necessary.

        11.    DOA AND RETURNS.    Distributor shall not have the right to return Products to STA during the term hereof or upon termination hereof except upon receipt of STA's written consent obtained in advance of such return in accordance with the DOA and Return procedure set forth in Schedule C, attached hereto and incorporated herein by reference.

        12.    CREDIT.    Distributor shall complete a STA credit application and provide a resale tax exemption certificate and financial statements, if requested by STA. STA may, but shall not be bound to, extend credit to Distributor, and it may in its absolute discretion, change or withdraw at any time upon notice to Distributor, any credit terms previously extended to Distributor. If any amounts due STA by Distributor become past due, STA may, at its option, withhold further shipments or deliveries of Products until all invoices are paid in full. In the event Distributor fails to meet its payment obligations as set forth herein, STA further reserves the right to request any other form of financial guarantee, including, but not limited to, a standby letter of credit or a Guaranty of Distributor's repayment obligations.

        13.    MARKETING DEVELOPMENT FUNDS.    STA agrees to provide to Distributor Marketing Development Funds ("MDF") equal to two percent (2%) of the net price paid by Distributor for Products. Such MDF shall be provided in the form of a credit which shall be applied to Distributor's account within thirty days following each quarter (based on the calendar year). Distributor's account must be current and in good standing in order for such MDF credit to applied.

        14.    CHANGES.    STA shall have the right, in its sole discretion and without incurring any liability to Distributor, to 1) increase no more than one time per year Product pricing and 2) alter the design of, limit, or discontinue the production of any Product, provided such alteration does not materially alter the affected Product.

        15.    PRODUCT WARRANTY.    STA warrants the Products in accordance with the applicable Limited Warranty accompanying the Products as set forth in Schedule D which may be revised by STA from time to time, and makes no representation or warranty of any other kind, express or implied. STA SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL STA'S LIABILITY FOR BREACH OF WARRANTY EXCEED THE PURCHASE PRICE OF THE PRODUCT. Distributor is not authorized to and shall not extend or purport to extend any warranty relating to the Products.

        16.    LOGOS AND TRADEMARKS.    Each party, without the prior written consent of the other party, shall have no right to use any of the other party's trademarks, trade names, corporate slogans or logos, or product designations for any purpose, including, but not limited to, use in the sale, lease or advertising of any Product or on any Product, Product container, advertising or promotional materials. Each party shall acquire no rights under this Agreement in any trademark, trade name or logo of the other party. During the term of this Agreement and thereafter, each party will not knowingly do anything that will in any way materially infringe, impeach or lessen the value of the patents, trademarks or trade names under which any of the Products are sold and will do nothing that will tend to prejudice the reputation or sale of any Products, and this obligation shall survive any termination of this Agreement.

        Distributor agrees to defend, indemnify, and hold harmless STA from and against any and all losses, expenses, damages, and liabilities incurred by STA as a result of any claim that any of the marks, logos, or other material provided by Distributor to STA infringes any patent, copyright, or other proprietary right of any third party.

        17.    NO LICENSE GRANTED.    Nothing contained herein shall be deemed to grant to Distributor either directly or indirectly, or by implication, estoppel or otherwise, any license under any patents, copyrights, trademarks, or trade secrets of STA.

        18.    RELATIONSHIP OF PARTIES.    During the term hereof the relationship between STA and Distributor is solely that of vendor and vendee. Distributor, its agents, and employees shall, under no circumstances, be deemed representatives or agents of STA for any purpose whatsoever. Neither Distributor nor STA shall have any right to enter into, nor shall either party purport to have the right to enter into any contract or commitment in the name of, or on behalf of the other, or to bind the other in any respect whatsoever. In no event shall this Agreement be construed to create a franchiser/franchisee or agency relationship between Distributor and STA.

        19.    TERMINATION.    This Agreement may be terminated (i) by either party upon sixty (60) days written notice to the other party, or (ii) by the non-breaching party in the event of a material breach by the other party, providing the non-breaching party gives written notice to the breaching party of the default and such default is not cured within thirty (30) days. Notwithstanding the foregoing, this Agreement may also be terminated by STA, effective immediately upon delivery of written notice to Distributor, in any of the following events: (i) any assignment or attempted assignment by Distributor of any interest in this Agreement without STA's prior written consent; (ii) the insolvency of Distributor, or the filing of a voluntary or involuntary petition in bankruptcy, or the appointment of a referee, trustee, conservator, or receiver for a substantial portion of the property of Distributor; or (iii) the failure of Distributor for any reason to function in the ordinary course of business as a Distributor; (iv) a material change in management of Distributor or any change of any material interest in the direct or indirect ownership of the Distributor, or (v) failure by Distributor to make payment when due.

        20.    OBLIGATIONS UPON TERMINATION.    Expiration or termination of this Agreement shall not terminate Distributor's payment obligations nor Distributor's obligation to accept shipment of firm purchase orders accepted by STA prior to such termination or expiration. Upon termination of this Agreement for any reason, (a) Distributor shall cease to be an authorized wholesale Distributor of STA Products, (b) all unshipped orders may be canceled by STA without liability of either party to the other; and (c) Distributor shall resell and deliver to STA upon demand, free and clear of all liens and encumbrances, such STA Products in original factory-sealed cartons as STA may elect to repurchase from Distributor. Further, in the event this Agreement is terminated by STA due to a breach by Distributor, then all amounts of indebtedness owing by Distributor to STA shall, notwithstanding prior terms of sale, become immediately due and payable. No provision of this Agreement, or the termination thereof, shall be construed as relieving Distributor or STA of its obligations to fulfill all undischarged advertising and promotional commitments to each other or to third parties. In the event Distributor fails to discharge such commitments, STA may, at its election, pay any or all such valid claims at any time and Distributor shall promptly reimburse STA upon Distributor's receipt of invoice for the total amount of such payment by STA. Within fifteen (15) days after termination of this Agreement, Distributor shall remove and not thereafter use any sign, display, or other advertising means containing the brand name or any other trademark or trade name of STA and Distributor shall immediately destroy all advertising matter and other printed matter in its possession or under its control containing the brand name or other trademarks and trade names of STA except for consumer brochures necessary for the resale of Products remaining in Distributor's possession after termination.

        21.    PATENT AND COPYRIGHT INDEMNIFICATION.    STA agrees to defend, indemnify, and hold harmless any suit filed against Distributor based upon a claim that any Products and provided hereunder infringe any United States patent or copyright and to pay all damages (subject to the limitations set forth herein), if any, finally awarded in any such suit; provided that STA is notified promptly in writing of the claim or suit and given complete control of the defense and settlement of the claim or suit. If the use or sale of any Product furnished hereunder is enjoined as a result of such a suit, STA may, at its option, obtain for Distributor the right to continue to use or sell any such Product, substitute an equivalent Product reasonably acceptable to Distributor in its place, or reimburse Distributor for the purchase price of the Product, less a charge for reasonable wear and tear. However, this indemnity shall not cover any suit or claim based in whole, or in part, upon (i) compliance with designs, plans or specifications of the Distributor, (ii) use of the Product in combination with product or devices not sold by STA, (iii) use of the Product in an application or environment for which such Product was not designed, (iv) modifications to the Product not made or approved by STA, or (v) a patent in which Distributor or any subsidiary or affiliate of Distributor has any direct or indirect interest by license or otherwise.

        22.    INDEMNIFICATION.    STA hereby indemnifies and holds Distributor, its officers, directors and employees, harmless from and against any loss or claim for personal injury or damage to real or tangible personal property arising out of inherent defects in any Products existing at the time such Products are delivered by STA to Distributor; provided, however, that Distributor gives STA prompt notice of any such loss or claim, STA has complete control over the defense settlement of such claim, and Distributor cooperates fully with STA and its insurance carrier. Distributor hereby indemnifies and holds STA, its officers, directors and employees harmless from and against any loss or claim arising out of the negligence or unauthorized or unlawful acts of Distributor, its agents, employees or representatives in the installation, use, sales or servicing of Products.

        23.    LIMITATION OF LIABILITY.    STA'S TOTAL LIABILITY AND DISTRIBUTOR'S EXCLUSIVE REMEDIES AGAINST STA FOR ANY DAMAGE CAUSED BY ANY PRODUCT DEFECT OR FAILURE, OR ARISING FROM THE PERFORMANCE OR NONPERFORMANCE OF ANY WORK, REGARDLESS OF THE FORM OR CHARACTERIZATION OF THE CLAIM ASSERTED (e.g., BREACH OF CONTRACT OR WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY, INFRINGEMENT, INDEMNIFICATION, OR OTHERWISE) SHALL BE: (I) FOR BREACH OF WARRANTY, THE REMEDIES SET FORTH IN SECTION 14; (II) FOR PATENT INFRINGEMENT, THE REMEDIES SET FORTH IN SECTION 20; AND (III) FOR LOSS OR DAMAGE TO REAL OR TANGIBLE PERSONAL PROPERTY OR FOR PERSONAL INJURY TO THE EXTENT CAUSED BY STA, DISTRIBUTOR'S RIGHT TO PROVEN ACTUAL DAMAGES. IN NO EVENT SHALL STA, INCLUDING ITS OFFICERS, DIRECTORS, AND EMPLOYEES, BE LIABLE TO DISTRIBUTOR, OR ANY THIRD PARTY, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF USE, LOSS OF TIME, INCONVENIENCE, COMMERCIAL LOSS, LOST PROFITS, LOST BUSINESS OPPORTUNITIES, DAMAGE TO GOODWILL OR REPUTATION, OR LOSS OF DATA TO THE FULLEST EXTENT ALLOWED BY LAW. IN ADDITION, NO ACTION SHALL BE BROUGHT FOR ANY CLAIM RELATING OR ARISING OUT OF THIS AGREEMENT MORE THAN ONE (1) YEAR AFTER THE ACCRUAL OF SUCH CAUSE OF ACTION, EXCEPT FOR MONEY DUE UPON AN OPEN ACCOUNT.

        24.    HEALTH AND SAFETY LAWS.    In the event Distributor becomes aware of any Product that (i) poses a health or safety issue which, in Distributor's opinion, could create a substantial risk of injury to the public, or (ii) violates any U.S or Canadian law, Distributor shall immediately notify STA in writing, detailing such issue or violation.

        25.    U.S. GOVERNMENT SALES.    If Distributor elects to sell Products to the U.S. Government or to a U.S. Government prime contractor, Distributor shall be solely and exclusively responsible for compliance with all statutes and regulations relating to such sales of Products. STA makes no representations, certifications or warranties whatsoever with respect to the ability of its Products to satisfy any such statutes or regulations. Failure of Distributor to conduct any sales to the U.S. Government, or to U.S. Government prime contractors in accordance with U.S. law shall constitute an additional material breach of this Agreement.

        26.    IMPORT/EXPORT CONTROLS.    STA'S obligations to provide Distributor with Products is at all times subject to U.S. and international import and export laws and regulations. All Products, including any related technology or software, will be shipped in accordance with U.S. export administration regulations. Diversion contrary to U.S. law is prohibited. Distributor represents and warrants that it shall comply with any such laws and regulations, if any, applicable to any Products. Distributor agrees that it shall fully and completely indemnify STA from and against any loss, costs, expenses, fines or damages resulting from a failure to comply with this provision.

        27.    NOTICES.    Any notice required or permitted by this Agreement shall be in writing and shall be served by personal delivery or by certified mail, postage prepaid, addressed to the parties at the addresses designated by them in this Agreement or as subsequently changed by notice duly given. Except as otherwise specifically set forth in this Agreement, the date on which notice shall be deemed given is the date of mailing.

        28.    NO OTHER AGREEMENTS.    This Agreement terminates and supersedes all prior Agreements, if any, between the parties hereto relating to the Products, and this Agreement contains the full agreement between the parties. Distributor and STA declare that there are no other terms and conditions, representations or understanding regarding the subject matter hereof, except those set forth in or incorporated by this Agreement. The parties acknowledge that the terms and conditions of this Agreement, and each of them, are reasonable and were entered into at arm's length.

        29.    AMENDMENTS/MODIFICATIONS.    Except as otherwise provided in this Agreement, this Agreement may not be extended, supplemented or modified in any way except by a document in writing signed by the party to be charged. Notwithstanding the foregoing, STA shall have the right to amend, modify or change this Agreement to accommodate any legislation or governmental regulation.

        30.    NO ASSIGNMENT.    Neither this Agreement nor any right nor interest herein may be assigned by Distributor.

        31.    WAIVER.    Except as otherwise expressly provided in this Agreement, the waiver or the failure by either party to claim a breach of any provision of this Agreement, shall not be construed as a waiver of any other provision or the waiver of the same provision at a subsequent time beyond the original breach.

        32.    FORCE MAJEURE.    STA shall not be liable for any delay or failure to perform due to any cause beyond its reasonable control including, but not limited to acts of God, strikes, interruptions of transportation or inability to obtain necessary labor, material or facilities, or default of any supplier, or delays in FCC or other governmental approvals. Any scheduled delivery date shall be considered extended by a period of time equal to the time of any delay caused by a force majeure event. If STA is unable to fully perform for a period of time in excess of forty-five (45) days because of any force majeure event, Distributor may terminate any delayed order without further liability to STA.

        33.    GOVERNING LAW AND VENUE.    This Agreement shall be interpreted in accordance with the laws of the State of Texas excluding its choice of law provisions. The exclusive venue for any lawsuit arising out of or relating to this Agreement shall be state or federal court in Dallas County, Texas, USA.

        34.    DISPUTE RESOLUTION AND ATTORNEYS' FEES.    Except for any disputes as to amounts of indebtedness owing to STA by Distributor upon termination of this Agreement, all disputes relating to or arising from this Agreement shall be resolved by a three (3) member arbitration panel to be convened in Dallas, Texas in accordance with the then existing rules of the American Arbitration Association, and judgement upon any award may be entered by any court of competent jurisdiction. The prevailing party in any lawsuit or arbitration proceeding shall be entitled to recover all attorneys' fees and expenses incurred in connection with such action.

        35.    CONFIDENTIALITY.    The parties acknowledge that by reason of their relationship to one another they each will have access to certain confidential and proprietary information ("Confidential Information") belonging to the other party. Each party agrees that it shall not use for its own account, or the account of any third party, nor disclose to any third party any Confidential Information of the other party. Moreover, each party shall take every reasonable precaution to prevent the disclosure of the other party's Confidential Information. Each party shall be entitled to seek injunctive relief to prevent any breach of this provision.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year written below.

SAMSUNG TELECOMMUNICATIONS AMERICA, L.P.		INFOSONICS CORPORATION

Signed:	/s/ JEONG HAN KIM	Signed:	/s/ JOSEPH RAM

Printed:	Jeong Han Kim	Printed:	Joseph Ram

Title:	President	Title:	President/CEO

Date:	August 28, 2003	Date:	August 21, 2003

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  Exhibit 10.2
DISTRIBUTOR AGREEMENT